Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" and to the use of our report, dated July 15, 2005, regarding Velocity Asset Management, Inc. in the Registration Statement on Form SB-2 and related Prospectus of Velocity Asset Management, Inc., dated November 30, 2005, for the registration of shares of its preferred stock.



/s/ Cowan, Gunteski & Co., P.A.
Toms River, New Jersey
November 30, 2005